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                                                                   EXHIBIT 10.64


                           PURCHASE AND SALE AGREEMENT

         This Purchase and Sale Agreement (the "Agreement") is made and entered into this 25th day of July, 1997 by and among RSH ASSOCIATES, a New York general partnership ("RSH"), JOEL WIENER ("Wiener") and LAWRENCE H.
FELDMAN ("L. Feldman").

                                 R E C I T A L S

         WHEREAS, RSH is the owner and holder of a certain limited partnership interest in Tower 45 Associates Limited Partnership, a New York limited partnership ("Tower 45 LP") (together with all claims and interests of RSH, Wiener and/or any Wiener Entity (as defined below) against or in L. Feldman or any of the Feldman Entities (as defined below), the "LP Interest") and is the owner and holder of security interests and liens (collectively, the "LP Lien", provided, however, the LP Lien shall not include, in any event, any lien of RSH (not otherwise hypothecated by RSH) on proceeds of any sale of interests or settlement in the Bankruptcy Case (as defined below)) on and against interests in Tower 45 and certain other limited partnership interests, as set forth on Exhibit A hereto (the LP Interest and the LP Lien, the "RSH Interests");

         WHEREAS, L. Feldman desires to purchase the LP Interest and cause a release of the LP Lien (but not the claim which the LP Lien secures); and

         WHEREAS, RSH has threatened to assert and/or has asserted various claims or causes of action; and

         WHEREAS, L. Feldman and the persons, firms and entities listed on Exhibit B hereto (the "Feldman Released Parties") have consistently denied, and continue to deny, that any of the "Claims" (as defined below) have any merit whatsoever; and

         WHEREAS, L. Feldman and some of the Feldman Entities and affiliates have been working on a proposed transaction pursuant to which Tower Realty Trust, Inc. (the "Tower REIT"), a real estate investment trust, which is one of the Feldman Entities, intends to conclude an initial public offering of its shares.

         NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                A G R E E M E N T

         1. Consideration by L. Feldman. L. Feldman agrees that L. Feldman shall, if this Agreement has not yet been terminated, pay or, with respect to the payment set forth in Section 1(b) below, shall, upon satisfaction of the provisions of Section 2 hereof, cause the Tower REIT to pay to RSH the following consideration on the following dates:

                  (a) the sum of $350,000 (at RSH's election, by federal funds wire transfer to an account designated by RSH in writing or by delivery of New York Clearinghouse bank check payable to the order of RSH) not later that the earliest to occur of (i) five (5) days after the date (the "First Payment Date") of entry by the United States Bankruptcy Court for the Eastern District of New York (the "Bankruptcy Court") of an order in Case No. 897-80388-478 (the "Bankruptcy Case"), which shall have become a "Final Order" (as defined in the "Stipulation" (as defined below)), approving the terms of the Stipulation, a copy of which is attached hereto as Exhibit C (or a stipulation or arrangement substantially similar thereto or in lieu thereof) (in either case, the "Stipulation"), (ii) five (5) days after the payment of any funds to the Trustee in the
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Bankruptcy Case (the "Trustee") on or after July 1, 1997 pursuant to paragraph 1 of the Stipulation, and (iii) the "Second Payment Date" (as defined below); and

                  (b) the sum of $3,650,000 (at RSH's election, by federal funds wire transfer to an account designated by RSH in writing or by delivery of New York Clearinghouse bank check payable to the order of RSH) and, for no additional consideration, one share of stock in the Tower REIT (provided such stock is of the same type and quality as the shares sold in the Tower REIT Transaction, other than that it is unregistered and may not be sold or disposed of for two (2) years), on the date (the "Second Payment Date") which is the earliest to occur of (i) whether currently contemplated by L. Feldman or any entity (now or heretofore) controlled by L. Feldman (such entities, collectively with L. Feldman, the "Feldman Entities") or not, the closing of the public offering for the "Tower REIT Transaction" (as defined below) or the formation of any real estate investment trust ("REIT") or entity, whether or not designed to be a REIT, in which any of the following occurs (each, a "Trigger Deal"): other than with respect to an entity formed, structured or restructured in connection with any pre-public offering formation transactions with respect to the Tower REIT, L. Feldman becomes an officer, director, employee of or consultant for such REIT or other entity, or L. Feldman receives stock, operating partnership units and/or interests in such REIT or other entity (and/or rights with respect to any of the foregoing); (ii) any of the following occurs regarding Tower 45
LP: any material amount of its assets is assigned, conveyed or transferred (other than in connection with any pre-public offering formation transactions with respect to the Tower REIT), any material amount of its debt is paid (other than amounts currently due and payable, as and when due and payable) or any agreements with respect to such debt are modified (except for agreements to be entered into in accordance with testimony of L. Feldman in Bankruptcy Court on May 12-13, 1997) and/or rights therein acquired by L. Feldman or any Feldman Entity; and/or (iii) the closing of any transactions (other than those in connection with any pre-public offering formation transactions with respect to the Tower REIT) involving properties which have aggregate square footage which constitutes at least fifty percent (50%) of the aggregate square footage of the properties (the "REIT Properties") listed on page ____ of the May 9, 1996 draft registration statement on Form S-11 for Tower Realty Trust, Inc. (the "May 9 S-11"). For purposes hereof, the "Tower REIT Transaction" is the transaction described in the May 9 S-11, and any variant thereof, whether public or private, involving a REIT whose capital (debt and/or equity) is raised for one or more of the Feldman Entities. Notwithstanding the foregoing, in no event shall a Tower REIT Transaction include (x) a debt financing provided by Morgan Stanley Asset Management, Inc. ("MSAM") or any advisory clients of MSAM, the proceeds of which are used to fund the organizational and other necessary costs associated with the formation and offering of the Tower REIT, (y) the exercise of, or the closing of any transaction relating to, an existing buy/sell agreement between existing partners in the property partnerships that own the Tower REIT properties or (z) the transactions that have occurred prior to April 2, 1997.

Together with the payment specified above, L. Feldman and the Feldman Released Parties shall, for no additional consideration and upon delivery of the documents to be received from RSH pursuant to Section 2, execute and deliver the release annexed hereto as Exhibit D.

         2. Transfer of the RSH Interests. In further consideration for and upon the Second Payment Date, as defined herein, if this Agreement has not then been terminated, RSH shall, for no additional consideration and upon payment to RSH of all sums provided in Section 1 hereof and delivery of the release and other items contemplated hereby, execute and deliver the documents annexed hereto as Exhibits E, F and G.

         3. Commitments by RSH and Wiener. In consideration of L. Feldman's promise herein and the execution and delivery of the guaranty of payments under this Agreement (the "Guaranty") by the Guarantor (as defined in the Guaranty), RSH and Wiener hereby undertake, prior to the termination of this Agreement but only as long as the Feldman Entities materially



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comply with all the terms hereof and no Feldman Entity commences any action against RSH, Wiener and/or any entity controlled by RSH or Wiener (collectively, the "RSH/Wiener Entities"), the following commitments: from and after the date hereof, no RSH/Wiener Entity shall:

                  (a) sue, or cause any other person or entity to sue, L. Feldman or any entity known by RSH or Wiener to be a Feldman Entity with respect to the LP Interest or the LP Lien or any other matter (but the foregoing shall in no way limit the rights, claims, judgments and/or obligations secured by the LP Lien (or actions by RSH or Wiener with respect thereto) in connection with the Bankruptcy Case for any matter occurring prior to the date hereof relating to the RSH Interests other than against the such Feldman Entities), or threaten in writing any of the Feldman Entities with respect to the foregoing, provided that, with respect to and/or in the Bankruptcy Case, RSH may prosecute claims, assert any of its rights, defend any adversary proceeding and seek proceeds with respect to the claims, judgments and/or obligations secured by the LP Lien; and

                  (b) acquire or cause to be acquired any ownership interest in any REIT and/or any claim against or interest in any Feldman Entity (other than claims already owned that relate to the Bankruptcy Case and as otherwise provided in Section 11 hereof) and use such interest or claim in any action to challenge or prevent the closing of the Tower REIT; and

                  (c) take any action to challenge or prevent the closing of the REIT; and

                  (d) challenge or invalidate or attempt to invalidate this Agreement or any of the terms and provisions hereof; and

                  (e) file an objection to the Stipulation or directly cause any other party in interest to object to the Stipulation.

                  (f) on the Second Payment Date, enter into a Lockup Agreement substantially in the form (including the handwritten change and provided that RSH, Wiener and/or any RSH/Wiener Entity shall not be subject to any additional obligation, cost or liability) attached hereto as Exhibit H.

L. Feldman expressly acknowledges and agrees that the foregoing commitments shall not survive the closing of a Trigger Deal (unless $4 million in the aggregate has been paid to RSH and the release has been delivered pursuant to
Section 1 hereof) and that, in the event of any violation of any of the provisions of Section 3 hereof, the only remedy is to bring an action for damages, and further agrees that any such violation shall not give him any right to forestall or fail to make payments (or perform) pursuant to Section 1 hereof when otherwise due or required.

         4. Covenants of the Feldman Entities. In consideration of RSH's promises, commitments and agreements hereunder, L. Feldman, on behalf of himself and all Feldman Entities, covenants and agrees, prior to the termination of this Agreement but only as long as the RSH/Wiener Entities materially comply with all the terms hereof and no RSH/Wiener Entity commences any action against any Feldman Entity, that they:

                  (a) shall provide to RSH (as set forth in Section 12), upon filing with the Securities and Exchange Commission, each draft of the S-11 relating to the Tower REIT; and

                  (b) shall not challenge or invalidate or attempt to invalidate this Agreement or to any of the terms and provisions hereof; and

                  (c) agree that from the date hereof and until 30 days following the Termination Date (as defined below), each statute of limitations otherwise applicable to the RSH Interests or



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to any claims or causes of action relating to Tower 45 LP against Tower 45 LP and/or one or more of its current and former general partners and/or persons or entities controlling or controlled by one or more of such general partners (any "Claim") shall be tolled to the extent that such statute of limitations might apply to any such Claim; and

                  (d) agrees not to assert any failure by RSH, Wiener or any RSH/Wiener Entity to proceed with any Claim as a defense with respect to any Claim; and

                  (e) shall give notice (in addition to any notice required by law) to RSH within three (3) business days after the termination or modification of the Stipulation (with a copy of any such termination or modification); and

                  (f) shall, on (and dated on) the date when any payment is made to RSH hereunder, deliver a solvency certificate (the "Solvency Certificate") from L. Feldman and the chief financial officer of the Tower REIT, respectively, which provides that each of L. Feldman and Tower REIT is solvent immediately prior to, upon and immediately after such payment.

         5. Representations And Warranties of RSH and Wiener. As a material inducement to the Feldman Entities in causing them to enter into this Agreement, RSH and Wiener, to the best of Wiener's knowledge, hereby make the following representations and warranties:

                  (a) RSH is the sole owner of the RSH Interests; and

                  (b) the RSH Interests and RSH's Claims are owned by RSH free and clear of any and all liens, claims, encumbrances, hypothecations and pledges; and

                  (c) the execution and delivery of this Agreement by RSH and the binding of the RSH/Wiener Entities contemplated hereby has been duly authorized by all necessary entity action, and it is not necessary for any person other than the RSH signatory to this Agreement to execute this Agreement, consent to it or approve it; and

                  (d) RSH is not in default under any agreement or understanding which in any way prevents the consummation of the transactions contemplated in this Agreement; and

                  (e) Wiener is under no personal or other disability in entering into this Agreement; and

                  (f) Wiener has the ability to direct the management and affairs of RSH and to bind RSH without the consent of any other individual or entity;and

                  (g) There is no current hypothecation of the RSH Interests;
and

                  (h) The aggregate net worth of all partners of RSH is at least $5,000,000.

         6. Representations and Warranties by the Feldman Entities. As a material inducement to RSH and Wiener in causing it and him to enter into this Agreement, L. Feldman hereby makes the following representations and warranties:

                  (a) L. Feldman is under no personal or other disability in entering into this agreement; and

                  (b) no Feldman Entity is in default under any agreement or understanding which in any way prevents or would likely prevent, prior to the Second Payment Date, the consummation of the transactions contemplated in this Agreement; and



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                  (c) the execution and delivery of this Agreement and the
binding of the Feldman Entities contemplated hereby has been authorized by all necessary entity action and it is not necessary for any other person other than
L. Feldman to execute this Agreement, consent to it or approve it; and

                  (d) each of L. Feldman and the Tower REIT is solvent on the date hereof and shall be solvent continuously through that day which is one business day after the date when the last payment required to be made to RSH hereunder is made.

         7. Preservation of RSH's Economic Interest In Distributions From The Bankruptcy Case. Notwithstanding anything herein or otherwise to the contrary, even if the Agreement is terminated, nothing herein shall release, waive, diminish or otherwise interfere with, and neither L. Feldman nor any of the Feldman Entities shall object to the allowance of, RSH's claim in the Bankruptcy Case and L. Feldman and the Feldman Entities shall cooperate with RSH, at no cost, expense or obligation to the Feldman Entities, to have its claim allowed in full and to have its claim allowed as a secured claim to the extent of the value of the security granted to RSH which includes, inter alia, that portion of the proceeds realized from the May 13, 1997 sale by the Trustee to the sale of Edward Feldman's Class A Limited Partnership interests in Tower 45 LP, Edward Feldman's direct or indirect interests in Tower 45 Ventures Limited Partnership and Edward Feldman's direct or indirect interests in Dana II Associates Limited Partnership.

         8. Further Assurances. Each of L. Feldman, RSH and Wiener hereby agrees to execute and deliver (at no cost, expense or obligation to the deliverer) such other and further documents or instruments as are necessary to effectuate the transactions contemplated by this Agreement; provided that for any request made of RSH or Wiener by L. Feldman pursuant to this Section 8, L. Feldman shall be solely responsible for the payment of reasonable attorneys' fees and for all other costs and expenses of RSH and Wiener, and neither RSH nor Wiener shall be obligated to advance any amounts whatsoever to cover such fees, costs or expenses.

         9. Termination.

                  (a) Subject to the provisions of Section 9(c) hereof, RSH shall have the right to terminate this Agreement by giving written notice to L. Feldman on or after any of the following (the date specified in such notice, the "Termination Date"):

                           (i) at any time on or after October 31, 1997, if (1)
$350,000 has not been received by RSH from L. Feldman or Tower REIT pursuant to
Section 1(a) hereof or this Section 9(a)(i), at L. Feldman's election, or (2) a Solvency Certificate therefor is not delivered therewith within two (2) business days of a request therefor; or

                           (ii) at any time on or after December 15, 1997, upon
the election of RSH or Wiener, if (1) $4 million in the aggregate has not been received by RSH from L. Feldman or Tower REIT pursuant to Section 1 hereof or this Section 9(a)(ii), at L. Feldman's election, or (2) a Solvency Certificate therefor is not delivered therewith within two (2) business days of a request therefor; or

                           (iii) if L. Feldman fails to deliver to RSH any
documentation required to be delivered pursuant to Section 4 hereof within three
(3) business days of delivery of a request therefor in accordance with the notice provisions hereof requesting such documentation; or

                           (iv) if any payment to be made hereunder is not made
in full when required to be made; or



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
                           (v) the Stipulation (as attached hereto) is
terminated or materially and adversely in any respect to RSH or Wiener modified (or a Final Order with respect thereto does not exist by December 15, 1997).

                  (b) Subject to the provisions of Section 9(c) hereof, the Feldman Entities shall have the right to terminate this Agreement by giving written notice to RSH and Wiener at any time after January 15, 1998, if both of the following are true: (i) a Trigger Deal has not occurred and (ii) all payments, if any, required to be made to RSH hereunder have been made when required. In the event of a termination in accordance with the prior sentence, no further payment shall be due RSH hereunder.

                  (c) In the event of the termination of this Agreement, if less than all of the payments described in Section 1 hereof shall have been made hereunder, RSH and Wiener reserve all of their rights and remedies, and RSH shall be entitled to retain any payments made pursuant hereto.

         10. Limitation of Liability. In addition to any other limitation set forth herein:

                  (a) On the Second Payment Date, (i) provided that all deliveries by RSH and Wiener required by this Agreement have been made as and when required, the Feldman Released Parties, without any further action, shall be irrevocably deemed to have released RSH, Wiener and each RSH/Wiener Entity from all disputes, claims, causes of action, and liabilities under this Agreement or otherwise and (ii) provided that all payments and deliveries by L. Feldman and/or Tower REIT required by this Agreement have been made as and when required, all RSH/Wiener Entities, without any further action, shall be irrevocably deemed to have released L. Feldman and each Feldman Released Party from all disputed, claims, causes of action, and liabilities under this Agreement or otherwise.

                  (b) All Feldman Entities acknowledge and agree that, provided that the representation made in Section 5(f) hereof is not shown to be false, the past and present partners of RSH (other than Wiener, as provided herein) shall be subject to no personal liability in connection with this Agreement or any claims, actions or disputes relating to this Agreement or Tower 45 LP, and release all past and present partners of RSH (other than Wiener, as provided above) from any liability which may be asserted hereunder.

         11. Reservation of Rights. All rights and/or remedies (including, without limitation, the foreclosure or obtaining of an interest in any Feldman Entity) of RSH, Wiener and the RSH/Wiener Entities against any person or entity that is not a Feldman Entity or a Feldman Released Party are hereby reserved in full.

         12. Miscellaneous.

                  (a) The terms and provisions of this Agreement shall be binding in all respects upon the signatories hereto, and each of their respective successors and assigns (and, upon the death of any natural person, his heirs), and shall inure to the benefit of the Feldman Entities, RSH and Wiener, and each of their permitted successors and assigns. Neither RSH nor Wiener may assign its or his rights or obligations under this Agreement without
L. Feldman's prior written consent, except that Wiener may assign his rights but not his obligations under this Agreement to any of his immediate family members (that is, his spouse or any of his parents, children or siblings) without such consent. L. Feldman may not assign any of his rights or obligations under this Agreement without RSH's prior written consent, except that L. Feldman may, without such consent, assign his rights and/or obligations to a nominee or designee, but only immediately prior to and in conjunction with the actual occurrence of a Trigger Deal in which all payments required



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to be made under this Agreement are made as and when required and not later than such assignment.

                  (b) Any notice to be given to any of the parties hereto shall be delivered in writing at the addresses listed below, either (i) hand delivered or (ii) sent by Federal Express or another nationally recognized courier service, and effective upon receipt:

                  If to RSH and/or Wiener:

                  RSH Associates
                  c/o Wiener Realtors
                  1500 Broadway, Suite 900
                  New York, New York 10036

                  With a copy delivered simultaneously to:

                  Andrew H. Levy, Esq.
                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York 10166

                  and

                  Robert L. Weigel, Esq.
                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York 10166

                  If to L. Feldman:

                  Lawrence H. Feldman
                  120 West 45th Street
                  New York, New York  10022

                  With a copy delivered simultaneously to:

                  William J. McSherry, Jr., Esq.
                  Battle Fowler LLP
                  75 East 55th Street
                  New York, New York  10022

                  and

                  Madlyn Gleich Primoff, Esq.
                  Battle Fowler LLP
                  75 East 55th Street
                  New York, New York  10022

                  (c) This Agreement constitutes the entirety of the parties' understandings with respect to the subject matter hereof and all prior discussions, drafts and correspondence relating to the subject matter hereof are hereby merged into and superseded by this Agreement.

                  (d) This Agreement may be amended, modified, or changed only by an instrument executed by all of the parties hereto.



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
                  (e) This Agreement may be executed in telecopied or original counterparts, each of which shall for all purposes by deemed an original.

                  (f) Each of the parties hereto shall be responsible for paying its own legal fees incurred in connection with the negotiation and execution of this Agreement. If any litigation shall be commenced concerning or with respect to this Agreement, the prevailing party in such litigation shall be entitled to recover the professional fees, costs and expenses of its attorneys and other professionals retained or engaged in connection with such litigation from the losing party.

                  (g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

                  (h) Each of the parties hereto consents to jurisdiction in any court in New York County.

                  (i) Each of the parties hereto irrevocably and unconditionally waives any and all rights to trial by jury in any action, suit or counterclaim arising under or relating to this Agreement.

                  (j) Time is of the essence with respect to this Agreement and all actions to be taken hereunder by L. Feldman, any Feldman Entity, RSH, Wiener, or any RSH/Wiener Entity.

                  (k) All Exhibit or Section references are to Exhibits to, or Sections of, this Agreement, unless otherwise specified, and all Exhibits hereto are incorporated herein by this reference as if set forth herein in their entirety. All headings in this Agreement have been inserted solely for purposes of convenience and are of no legal force of effect.

                  (l) All payments made pursuant to Section 1 shall be allocated in the following ratios: LP Lien - 100,000; LP Interest - 3,000,000; releases delivered hereunder by RSH and Wiener - 900,000; provided, however, that the foregoing allocation shall not preclude L. Feldman, the Tower REIT and/or Tower Realty Operating Partnership, L.P., from making a different allocation of consideration outside the Bankruptcy Case.



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
                  (m) Each payment specified in Sections 1(a) and 1(b) hereof shall be non-refundable under all circumstances once paid (but the non-refundable quality shall not preclude claims by the Feldman Entities to the extent that, and only to the extent that, Wiener and/or RSH default hereunder and an action is commenced against an RSH/Wiener Entity (and notice given to Wiener and RSH hereunder) prior to the Second Payment Date).

         IN WITNESS WHEREOF, the parties hereto hereby executed this Agreement as of the date first above written.




                                   /s/ Lawrence H. Feldman
                                   ------------------------------------------
                                   LAWRENCE H. FELDMAN





                                   RSH ASSOCIATES, a New York general
                                   partnership



                                   By: /s/ Joel Wiener
                                       --------------------------------------
                                                   General Partner



                                   /s/ Joel Wiener
                                   ------------------------------------------
                                   JOEL WIENER



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